CODE OF ETHICS

FOR REGISTERED INVESTMENT COMPANIES (RICS) MANAGED BY

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION

Dated November 25, 2002;

As Amended May 20, 2003

This Code of Ethics (the “Code of Ethics”) sets forth the compliance policies and procedures that are applicable to Covered Persons of a RIC. The RICs to which this Code of Ethics applies are listed on Appendix 1. GMIMCo Employees must also comply with the obligations set forth in GMIMCo’s Code of Conduct for Employees of a Covered Entity (the “Code of Conduct”). Capitalized terms have the meanings set forth in Section IX of this Code of Ethics.

I. PROHIBITED ACTIVITIES

It is unlawful for any Affiliated Person of or Principal Underwriter for a RIC, or any Affiliated Person of an Investment Adviser of or Principal Underwriter for a RIC, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a RIC, to:

a.	employ any device, scheme or artifice to defraud the RIC;

b.	make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

c.	engage in any transaction, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or

d.	engage in any manipulative practice with respect to the RIC.

II. REPORTING REQUIREMENTS

Except as otherwise provided in Article III, every Covered Person must report to or as directed by the Compliance Director, the following information:

a.	No later than 10 days after the person becomes a Covered Person, (i) the title, number of shares and principal amount of each Covered Security in which the Covered Person had a direct or indirect Beneficial Ownership when the person became a Covered Person, (ii) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person, and (iii) the date that the report is submitted by the Covered Person;

b.	No later than 10 days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security in which the Covered Person had any direct or indirect Beneficial Ownership, (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, (ii) the nature of the transaction (i.e. Purchase, Sale or any other type of acquisition or disposition), (iii) the price of the Covered Security at which the transaction was effected, (iv) the name of the broker, dealer or bank with or through which the transaction was effected and (v) the date that the report is submitted by the Covered Person;

c.	No later than 10 days after the end of a calendar quarter, with respect to any account established by the Covered Person in which any Securities were held during the quarter for the direct or indirect benefit of the Covered Person, (i) the name of the broker, dealer or bank with whom the Covered Person established the account, (ii) the date the account was established and (iii) the date that the report is submitted by the Covered Person;

d.	Annually (which information must be current as of a date no more than 30 days before the report is submitted), (i) the title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect Beneficial Ownership, (ii) the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person and (iii) the date that the report is submitted by the Covered Person.

Any report required by this Section II may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in a Covered Security to which the report relates.

III. REPORTING REQUIREMENTS—EXCEPTIONS

a.	Any person who is a Covered Person with respect to a RIC solely by virtue of being a member of its Board of Directors and who is an Independent Director with respect to such RIC, and who would be required to make reports hereunder solely by reason of being a member of a RIC’s Board of Directors, shall not be required to file an initial holdings report as provided in Section II(a) above or an annual holdings report as provided in Section II(d) above, and shall not be required to file a quarterly transaction report as provided in Sections II(b) and (c) above unless in the case of a quarterly transaction report such person knew or, in the ordinary course of fulfilling his official duties as a Director, should have known that during the 15 day period immediately before or after the person’s transaction in a Covered Security, the RIC purchased or sold the Covered Security, or the RIC or its Investment Adviser considered purchasing or selling the Covered Security.

b.	A Covered Person need not make reports under Section II above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

c.	A Covered Person with respect to GMIMCo need not make a quarterly transaction report pursuant to Sections II(b) or (c) above if all of the information in such report would duplicate information required to be recorded under Rule 204-2(a)(12) or 204-2(a)(13) under the Advisers Act.

d.	A Covered Person need not make a quarterly transaction report pursuant to Section II(b) above in connection with shares purchased using dividends pursuant to a dividend reinvestment plan.

e.	A GMIMCo Employee need not make reports under Section II above with respect to transactions in his or her GM S-SPP account, except for transfers of assets that are already in his or her account into or out of any of the common stock funds offered through the GM S-SPP (including, but not limited to, GM $1-2/3 par value Common Stock Fund, GM Class H (GMH) Common Stock Fund, EDS Stock Fund, Raytheon Company Class A Common Stock Fund and Delphi Common Stock Fund). Contributions into the program (which are made through payroll deductions or flexible compensation payment installments) and transfers into or out of the other program investment options do not need to be reported.

f.	A GMIMCo Employee need not make reports under Section II above at the time of vesting of GM or GMH stock options, unless such options are at such time exercised and/or sold (in which case the exercise and/or sale must be reported).

IV. APPROVAL OF CODES AND MATERIAL AMENDMENTS

The Board of Directors of a RIC, including a majority of the Independent Directors thereof, shall approve this Code of Ethics, the Code of Conduct, and the code of ethics (each, a “Code,” and collectively, the “Codes”) of any additional Investment Adviser or Principal Underwriter to the RIC. No Investment Adviser to a RIC may be appointed unless and until the Code of that entity has been approved by the Board of Directors of such RIC, including a majority of the Independent Directors thereof. Following initial approval of the Code of Conduct or a Code, any material change to such Code of Conduct or Code must be approved by the Board of Directors of the RIC, including a majority of the Independent Directors thereof, within six months of said amendment. No amendment of this Code of Ethics may be made unless and until approved by the Board of Directors of the RIC, including a majority of the Independent Directors thereof. Following initial approval of the Code of Conduct or a Code, any material change to such Code of Conduct or Code must be approved by the Board of Directors of the RIC, including a majority of the Independent Directors thereof, within six months of said amendment. No amendment of this Code of Ethics may be made unless and until approved by the Board of Directors of the RIC, including a majority of the Independent Directors thereof.

Before approving the Code of Conduct or a Code, the Board of Directors must receive a certification from the entity that adopted the Code that is has adopted procedures reasonably necessary to prevent its access persons (as defined in Rule 17j-1 under the Investment Company Act) from violating the Code in question.

V. ANNUAL REPORT

A RIC and any Investment Adviser to and Principal Underwriter for a RIC shall, not less frequently than annually, furnish the Board of Directors of such RIC with a written report that:

a.	describes any issues arising under its Code of Conduct or Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response; and

b.	certifies that the RIC, or Investment Adviser to or Principal Underwriter for the RIC, as applicable, has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Conduct or Code.

VI. RECORDKEEPING

Records with respect to this Code of Ethics shall be maintained in the manner and to the extent specified in Rule 17j-1 under the Investment Company Act.

VII. ANNUAL COMPLIANCE CERTIFICATION—CODE OF ETHICS

Covered Persons are required to certify on an annual basis that they (a) have read and understand this Code of Ethics and recognize that they are subject thereto, and (b) will comply with the requirements of this Code of Ethics.

VIII. SANCTIONS

Sanctions may be imposed by a RIC and/or GMIMCo (with respect to GMIMCo Employees and employees of any company in a control relationship to GMIMCo) for any violation of this Code of Ethics. With respect to GMIMCo Employees and employees of any company in a control relationship to GMIMCo, the specific sanction imposed for a violation of this Code of Ethics will be based upon the recommendation of the General Counsel, the Compliance Director and (if applicable) the GMIMCo Employee’s supervisor and will be reviewed by GMIMCo’s Vice President—Human Resources. Such sanctions may include, but are not limited to, written censure and suspension or termination of employment. Each such sanction of a GMIMCo Employee or an employee of a company in a control relationship to GMIMCo will be approved by GMIMCo’s President and Chief Operating Officer prior to the time it is imposed. Notwithstanding the foregoing, if a person referred to in either of the second or fourth sentences of this paragraph is found to be the subject of a sanction, such person shall recuse himself or herself from determining or approving such sanctions. With respect to Covered Persons other than GMIMCo Employees or employees of a company in a control relationship to GMIMCo, the specific sanction imposed for a violation of this Code of Ethics will be based upon the recommendation of the General Counsel to the Board of Directors, which will then meet to determine the sanction. Notwithstanding the foregoing, if a member of the Board of Directors is found to be the subject of a sanction, such person shall recuse himself or herself from determining or approving such sanctions. Violations of this Code of Ethics, which also constitute violations of law, may be referred to appropriate governmental, regulatory or law enforcement authorities and may subject the violator to civil or criminal penalties.

IX. DEFINITIONS

Advisers Act means the Investment Advisers Act of 1940, as amended.

Affiliated Person has the meaning ascribed to it in Section 2(a)(3) of the Investment Company Act.

Beneficial Ownership in a Security describes the interest of any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such Security, subject to the following:

a.	the term “pecuniary interest” in any Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Security.

b.	the term “indirect pecuniary interest” in any Security includes, but is not limited to:

1.	a Security held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted (immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships);

2.	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

3.	certain categories of performance-related fees, other than an asset-based fee, received for providing investment advice to any person (GMIMCo Employees should consult with the Compliance Director as to their reporting obligations if they receive such a performance fee);

4.	a person’s right to dividends that is separated or separable from the underlying securities; and

5.	a person’s interest in a Security held by a trust, when,

(i)	in the case of a beneficiary of the trust, the beneficiary has a pecuniary interest in a trust transaction and has or shares investment control with respect to such transaction,

(ii)	in the case of a trustee of the trust, at least one beneficiary of the trust is a member of the trustees’ immediate family (the trustee then has a pecuniary interest to the extent of the family member’s pecuniary interest in the trust’s transactions), or

(iii)	in the case of a settlor of the trust (a settlor is a person who establishes a trust), the settlor has reserved the right to revoke the trust without the consent of another person.

c.	a shareholder is deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns Securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Board of Directors of a RIC means the Board of Directors or comparable governing body of a RIC (it being understood that, in the context of a series of a company, the reference in this definition to a RIC is deemed a reference to such company).

Compliance Director means the person holding the title of Compliance Director of GMIMCo or, if at any time there is no such person, such person as the General Counsel may designate. Reports provided by GMIMCo Employees under the Code of Conduct to the Compliance Director will be deemed to have been received on behalf of both a RIC and GMIMCo.

Covered Person means (i) any director or officer of GMIMCo or a RIC, (ii) any GMIMCo Employee or an employee of a RIC (or of any company in a control relationship to GMIMCo or any such RIC) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by a RIC, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales, and (iii) any natural person in a control relationship to GMIMCo or a RIC who obtains information concerning recommendations made to a RIC with regard to the Purchase or Sale of a Covered Security by a RIC.

Covered Security means any Security except (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper (including GMAC Demand Notes) and High-Quality Short-Term Debt Instruments, including repurchase agreements, and (iii) shares issued by open-end RICs.

General Counsel means the person holding the title of General Counsel of GMIMCo.

GMAC means General Motors Acceptance Corporation.

GMAC Demand Notes means variable denomination adjustable rate demand notes that are offered through the GMAC Demand Notes program.

GMIMCo means General Motors Investment Management Corporation.

GMIMCo Employee means any officer, director or employee of GMIMCo (including a GMIMCo employee serving as a dual employee of a GMIMCo affiliate).

GM S-SPP means the General Motors Savings-Stock Purchase Program.

High-Quality Short-Term Debt Instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two credit rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable credit quality.

Independent Director means a member of a Board of Directors of a RIC who is not an “interested person” of such RIC, as that term is defined Section 2(a)(19) in the Investment Company Act.

Investment Adviser to a RIC means GMIMCo and any other entity that has been duly appointed as an investment adviser or subadviser to a RIC.

Investment Company Act means the Investment Company Act of 1940, as amended.

Principal Underwriter has the meaning ascribed to it in Section 2(a)(29) of the Investment Company Act.

Purchase of a Security includes, for example, any exchange or other acquisition for value of any such Security or an interest therein or an option, warrant or other right for the acquisition thereof, and entering into any contract providing therefor.

RIC means a company and/or any series thereof, as the context may require, listed on Appendix 1 hereto.

Sale of a Security includes, for example, any exchange or other disposition for value of any such Security or an interest therein or an option or other right for the disposition thereof, and entering into any contract or other arrangement providing therefor.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security Held or to be Acquired by a RIC means:

a.	any Covered Security which, within the most recent 15 days:

1.	Is or has been held by the RIC; or

2.	Is being or has been considered by the RIC, GMIMCo or a subadviser to the RIC for purchase by the RIC; and

b.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security as described in (a) above.

CODE OF ETHICS

FOR RICs MANAGED BY GMIMCo

ACKNOWLEDGMENT

I have received and read the Code of Ethics for RICs Managed by GMIMCo dated November 25, 2002, as amended May 20, 2003, and agree to comply with all of the policies set forth therein.

Date: , 200	Signed:

Name:

[Please Print or Type]

APPENDIX 1 To Code of Ethics

November 25, 2002, as amended May 20, 2003

RICs

1.	GMAM Absolute Return Strategy Fund I (a series of GMAM Absolute Return Strategies Fund, LLC)